FOR IMMEDIATE RELEASE

CONTACTS:    Alanco Investor Relations         Equity Communications
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             (480) 607-1010                    Ira Weingarten
             www.alanco.com                    (805) 897-1880
             --------------                    equity@silcom.com
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                        Alanco Regains Nasdaq Shareholder
                            Approval Rules Compliance
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(Scottsdale, AZ - June 19, 2006) - Alanco Technologies, Inc. (NASDAQ: ALAN),
developer of the TSI PRISM RFID officer safety and inmate tracking system for the corrections industry, today announced that it had received a letter from the NASDAQ Stock Market dated June 16, 2006 indicating the Company had regained compliance with Nasdaq shareholder approval rules. The Company had previously been notified that a private placement completed on May 4, 2006 of 820,000 units, consisting of one share of common stock and a warrant to purchase one share of common stock to a trust beneficially owned by a Director of the Company, was in violation of shareholder approval rules set forth in Marketplace Rule 4350(i)(1)(A) (the "Rule"). The Company regained compliance with the Rule when the Director agreed on June 2, 2006 that "he will not exercise the Warrant unless and until the shareholders of Alanco have approved the issuance of the warrant at a special or annual shareholders meeting." The Company intends to submit the issue for shareholder approval at the next shareholders meeting.

Alanco Technologies, Inc. (NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is the developer of the TSI PRISM RFID continuous tracking system for the corrections industry, which tracks the location and movement of inmates and officers, resulting in significant prison operating cost reductions and enhanced officer safety and facility security. Utilizing RFID (Radio Frequency Identification) tracking technology with proprietary software and patented hardware components, TSI PRISM provides real-time inmate and officer identification, location and tracking capabilities both indoors and out. TSI PRISM is currently utilized in prisons in Michigan, California, Illinois, Ohio, and Missouri. The Company also participates in the data storage industry through two subsidiary companies: Arraid, Inc., a manufacturer of proprietary storage products to upgrade older "legacy" computer systems; and Excel/Meridian Data, Inc., a manufacturer of Network Attached Storage (NAS) systems.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES WHICH MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND TO REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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